UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 30, 2021

ALLIED MOTION TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	0-04041	84-0518115
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

495 Commerce Drive

Amherst, New York 14228

(Address of Principal Executive Offices, including zip code)

(716) 242-8634

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock	AMOT	NASDAQ

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets

On December 30, 2021, Allied Motion Technologies Inc. (the “Company”) entered into a Share Purchase Agreement (the “Purchase Agreement”) with the shareholders (the “Sellers”) of Spectrum Controls, Inc., a Washington corporation, (“Spectrum”) pursuant to which the Company acquired all of the outstanding shares of common stock of Spectrum for a purchase price of $70,000,000 less any indebtedness, debt like items and transaction expenses of Spectrum at closing and subject to post-closing adjustment to reflect any deviation at closing from a normalized level of working capital (the “Acquisition”).

Pursuant to the Purchase Agreement, the Company paid approximately $27,000,000 in cash at closing and issued to the Sellers 502,512 shares of the Company’s common stock, no par value per share (“Common Stock”), valued at $35.82 per share for a total of approximately $18,000,000 (the “Closing Shares”). The remainder of the purchase price will be paid to the Sellers over a two-year period. The Company will pay an aggregate of $12,500,000 in cash together with shares of Common Stock valued in the aggregate at $12,500,000 (the “Deferred Shares”) in two equal installments on December 30, 2022 and December 29, 2023. The number of Deferred Shares will be calculated based on the average price of the Common Stock for the five (5) day trading period immediately before the applicable payment date.

The foregoing description of the Acquisition is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached as Exhibit 2.1 and incorporated herein by reference.

The representations, warranties and covenants of the Company and the Sellers contained in the Purchase Agreement have been made solely for the benefit of the parties thereto. In addition, such representations, warranties and covenants (a) have been made only for purposes of the Purchase Agreement, (b) have been qualified by confidential disclosures made in the disclosure schedules delivered in connection with the Purchase Agreement, (c) are subject to materiality qualifications contained in the Purchase Agreement, which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Purchase Agreement or such other date as is specified in the Purchase Agreement and (e) have been included in the Purchase Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Purchase Agreement, and not to provide investors with any other factual information regarding the Company, Spectrum or their respective businesses. Investors should not rely on the representations, warranties or covenants, or any descriptions thereof, as characterizations of the actual state of facts or condition of the Company, Spectrum or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Company has determined that the Acquisition was not significant under Section 11-01(b) of Regulation S-X and that such financial statements and pro forma financial statements are therefore not required to be filed.

Item 3.02.	Unregistered Sales of Equity Securities

The information required to be reported under this Item is incorporated by reference to Item 2.01 of this Current Report on Form 8-K.

The Closing Shares were, and the Deferred Shares will be, issued by the Company to the Sellers in reliance upon on Section 4(a)(2) of the Securities Act. Each Seller represented that they are an “accredited investor” and will acquire the Closing Shares and Deferred Shares for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

Item 9.01.	Financial Statements and Exhibits

2.1	Share Purchase Agreement, dated as of December 30, 2021 by and among Allied Motion Technologies Inc. and the shareholders of Spectrum Controls, Inc. (filed herewith)

104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:      January 4, 2022

ALLIED MOTION TECHNOLOGIES INC.

By:	/s/ Michael R. Leach

Michael R. Leach
Chief Financial Officer